Exhibit 21
WGL HOLDINGS, INC.
Subsidiaries of the above registrant as of September 30, 2017

Subsidiary Relationship Denoted by Indentation	Percent of Voting Securities Owned	State of Incorporation
WGL Holdings, Inc. (Parent)		Virginia
Washington Gas Light Company	99.4%	Virginia and the District of Columbia
Hampshire Gas Company	100%	West Virginia
Washington Gas Resources Corp.	100%	Delaware
WGL Midstream, Inc.	100%	Delaware
WGL Energy Services, Inc.	100%	Delaware
WGL Energy Systems, Inc.	100%	Delaware
WGSW, Inc.	100%	Delaware